News Release

For Immediate Release

Company Contact:

Jerry D. Cash, Chairman and Chief Executive Officer

David E. Grose, Chief Financial Officer

Phone: (405) 488-1304

Website: www.qrcp.net

Quest Resource Announces Second Quarter 2007 Results

OKLAHOMA CITY – August 10, 2007 – Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee Basin, provided today an update on its financial results for the quarter-ended June 30, 2007. The Company provided selected financial and operating data below in a comparative format for the quarters ended June 30, 2006 and 2007.

SELECT FINANCIAL AND OPERATING DATA

For The Quarters Ended June 30, 2006 and 2007

(Dollars in thousands, except per share data)

	Quarters Ended
	June 30
	2006	2007
	(unaudited)
Total Revenue	$16,544	$29,640
Net Income (Loss) Before Minority Interest	(5,780)	(3,837)
Minority Interest	—	(650)
Net Income (Loss)	(5,780)	(4,487)
Net Income (Loss) Per Share Basic	(0.26)	(0.20)
Net Income (Loss) Per Share Diluted	(0.26)	(0.20)
Operating Income (Loss)	(381)	3,689

EBITDA1	6,488	12,160

Weighted Average Shares Outstanding Basic	22,074,631	22,217,048
Weighted Average Shares Outstanding Diluted	22,074,631	22,217,048

Net Sales Volumes (MMcfe)	2,907	4,907
Average Price Received per Mcfe (including hedges)	$4.29	$6.80
Wells Drilled	189	136
Wells Recompleted	44	25
Wells Connected	178	138
Pipeline Miles Constructed	146	73
Well Completion %	99%	99%
Total Expenditures2	$54,024	$30,826

1 – A reconciliation of Net Income to EBITDA follows this news release.

2 – Capital expenditures represent cash transactions

Management Comments

David Grose, Chief Financial Officer of Quest Resource said, “We are continuing with our development program and connection of our wells through Quest Midstream in the second quarter, as indicated by our results. Our net sales volumes for the second quarter of 2007 increased 68.8% to 4,907 MMcfe as compared to 2,907 MMcfe for the second quarter of 2006. This is an average of 53.9 MMcfe per day for the second quarter of 2007 as compared to 32.0 MMcfe per day for the second quarter of 2006. We expect to continue our active drilling and completion program for the remainder of the year.”

Conference Call

Quest will host a conference call to discuss 2007 second quarter operating and financial results on Monday, August 13, 2007 at 10:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:	866-322-9730 (US/Canada) and 706-679-6054 (International) Passcode 12699365
Internet:	Live and rebroadcast over the Internet: simply log on to www.qrcp.net
Replay:	Available through August 15, 2007 at 800-642-1687 (US/Canada) and 706-645-9291 (International) using passcode 12699365 and at www.qrcp.net

About Quest Resource Corporation

Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,800 producing wells which produce into its controlled 1,800+ mile gathering pipeline system, and utilizes its own fleet of completion equipment to meet its drilling and completion program. Quest currently has more than 1,700 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Net Income to EBITDA

EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

Reconciliation of Net Income to EBITDA

For the Quarters Ended June 30, 2006 and 2007

(in thousands)

	Quarters Ended June 30,
	2006	2007
	(unaudited)
Net Income (Loss)	$(5,780)	$(4,487)
Minority Interest	—	650
Interest Expense, Net	4,954	7,805
Income Tax Expense	—	—
Depreciation, Depletion & Amortization Expense	6,869	8,471
Change in Derivative Fair Value	445	(279)
EBITDA	6,488	12,160